EXHIBIT 99.1

  3D
SYSTEMS



                                  NEWS RELEASE


                                                          FOR IMMEDIATE RELEASE


CONTACT:
Jeff Krinks, Public Relations Manager
(661) 295-5600, ext. 2910
krinksj@3dsystems.com

Trudy Self, Self & Associates
(818) 880-5437
tmself@aol.com


                         3D Systems Announces Q1 Results
                   VANTICO SETTLEMENT CONTRIBUTES $0.82 TO EPS


     VALENCIA, Calif., April 17, 2002 - 3D Systems Corp. (Nasdaq: TDSC) today announced revenues for the first quarter 2002 of $27.2 million and net income of $8.5 million or $0.58 per fully diluted share. This compares with the first quarter 2001 revenue of $27.9 million and EPS of $0.11 per fully diluted share for 3D Systems, prior to the acquisition of DTM Corporation.

     As compared with the combined results of 3D Systems and DTM Corporation in the first quarter of 2001 totaling $37.5 million, revenue decreased by 28% in the first quarter of 2002.

     Included in the first quarter earnings is a pretax benefit associated with the Vantico arbitration settlement of $18.5 million or $0.82 per share after taxes. Without the benefit associated with the Vantico arbitration, a net loss of $3.5 million or $0.27 per fully diluted share would have been realized. The company continued to strengthen its working capital position and reduced total senior bank debt to $19 million from $21 million at Dec. 31, 2001.

     The revenue and earnings shortfall results primarily from lower European revenues and continued slowness in the U.S. manufacturing sector across all product lines.

     "We are not pleased with first quarter results," stated Brian K. Service, president and chief executive officer. "We are in the process of recalibrating our cost structure in


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line with current market conditions including a reduction of approximately 10%
of our work force on a worldwide basis.

     "The total number of SLA(R) 7000 systems shipped in Q1 increased over Q4 2001, although total unit shipments across most other SLA and SLS(R) systems categories were lower than anticipated," continued Service. "The reduction in our gross margins to 37.3% overall compared with 46.1% in Q1 2001 (3D Systems and DTM on a combined basis) and 42.9% in Q4 2001 is a result of the lower overall system sales.

     "During the first quarter, we made progress on several fronts, especially relating to our Advanced Digital Manufacturing strategic program. And we are very pleased with the Vantico settlement, which resolved one of the major challenges surrounding our business," Service said.

     "We are now refocusing the management resources consumed by the arbitration toward our resin conversion program and our overall materials business. This includes our new Accura(TM) materials line, which will be announced in the beginning of next week. We also expect to finalize details of the license divestiture, as required under the DOJ Consent Decree, during the second quarter," Service concluded.

     As previously announced, 3D Systems will hold a conference call today to discuss the first quarter results at 9:30 a.m. Eastern Daylight Time (6:30 a.m. Pacific Daylight Time). To access the call, dial 877/613-8341 or 706/679-7620 internationally. A recording of the call will be available for 72 hours beginning one hour after the call ends. To access the recording, dial 800/642-1687 or 706/645-9291 internationally and enter 3756743.

ABOUT 3D SYSTEMS

     Founded in 1986, 3D Systems provides solid imaging products and solutions that help reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies that create physical objects from digital input.

     3D Systems currently offers the ThermoJet(R) solid object printer, SLA(R) (stereolithography) systems and SLS(R) (selective laser sintering) systems, as well as related software and materials. Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. The company licenses the complementary 3D Keltool(R) process, a method for producing steel mold inserts, and currently is developing systems that use composite paste materials for direct manufacturing.

     More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, extension 809, or 661/295-5600 internationally. An investor packet can be obtained by calling 800/757-1799.

     Certain statements in this news release may include forward-looking statements which express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to


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differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to: world economic conditions; the ability to timely and cost-effectively identify and obtain or independently develop resins adequate for use with 3D Systems' products; the funding of amounts of capital adequate to provide for the working capital needs of the company; actions of competitors and customers; reliance on single or limited suppliers; and such other factors as are described in the company's filings with the Securities and Exchange Commission, including annual reports on Form 10-K for the year ended Dec. 31, 2001, and 3D Systems' current report on Form 8-K filed on March 21, 2002.


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
                     3D SYSTEMS CORPORATION
                  Consolidated Balance Sheets
                         (in thousands)

                             ASSETS                               3/31/2002     12/31/2001
                                                                 -----------    -----------
Current assets:
  Cash and cash equivalents                                      $    5,542     $    5,948
  Accounts receivable, less allowances for
   doubtful accounts of $2,816 (2002) $2,710 (2001)                  27,014         38,181
  Lawsuit Settlement                                                 20,000             --
  Current portion of lease receivables                                  391            498
  Inventories                                                        18,626         17,822
  Deferred tax assets                                                   731          5,271
  Prepaid expenses and other current assets                           2,577          2,817
                                                                 -----------    -----------
       Total current assets                                          74,881         70,537

Property and equipment, net                                          17,511         17,864
Licenses and patent costs, net                                       12,530         12,314
Deferred tax assets                                                   6,618          6,618
Lease receivables, less current portion                               1,226          1,750
Acquired technology, net                                              8,780          9,192
Goodwill                                                             44,729         44,158
Other assets                                                          3,288          3,572
                                                                 -----------    -----------
                                                                 $  169,563     $  166,005
                                                                 ===========    ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of Credit                                                 $    5,074     $    6,151
  Accounts payable                                                   12,408         12,819
  Accrued liabilities                                                11,707         15,681
  Current portion of long-term debt                                   3,145          3,135
  Customer deposits                                                     904          1,624
  Deferred revenues                                                  13,085         13,697
                                                                 -----------    -----------
       Total current liabilities                                     46,323         53,107

Deferred tax liabilities                                              4,232          4,210
Other liabilities                                                     3,211          3,329
Long-term debt, less current portion                                 15,415         16,240
Subordinated debt                                                    10,000          9,400
                                                                 -----------    -----------
                                                                     79,181         86,286
                                                                 -----------    -----------
Stockholders' equity:

  Preferred stock, authorized 5,000 shares, none issued
  Common stock, authorized 25,000 shares, issued 13,370
    and outstanding 13,145 (March 2002) and issued 13,357
    and outstanding 13,132 (December 2001)                               13             13
  Capital in excess of par value                                     94,982         93,173
  Notes receivable from officers                                       (244)          (244)
  Retained earnings (loss)                                            3,235         (5,263)
  Accumulated other comprehensive loss                               (6,064)        (6,420)
  Treasury stock, at cost, 225 shares (2002 and 2001)                (1,540)        (1,540)
                                                                 -----------    -----------
        Total stockholders' equity                                   90,382         79,719
                                                                 -----------    -----------
                                                                 $  169,563     $  166,005
                                                                 ===========    ===========


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
                             3D SYSTEMS CORPORATION
                      Consolidated Statements of Operations
                                   (Unaudited)
                                 (in thousands)

                                                        Three Month Periods Ended
                                                   March 31, 2002        March 31, 2001
                                                   --------------        --------------
Sales:
  Products                                         $   18,942            $   20,686
  Services                                              8,253                 7,217
                                                   --------------        --------------
     Total sales                                       27,195                27,903
                                                   --------------        --------------
Cost of sales:
  Products                                             10,744                 9,287
  Services                                              6,314                 5,412
                                                   --------------        --------------
     Total cost of sales                               17,058                14,699
                                                   --------------        --------------
Gross profit                                           10,137                13,204
                                                   --------------        --------------
Operating expenses:
  Selling, general and administrative                  10,970                 8,919
  Research and development                              3,858                 2,184
                                                   --------------        --------------
     Total operating expenses                          14,828                11,103
                                                   --------------        --------------

Income (loss) from operations                          (4,691)                 2,101

Interest and other income (expense), net                 (700)                    66
Gain on lawsuit settlement                             18,464
                                                   --------------        --------------

Income before provision for income taxes                13,073                 2,167
Provision for income taxes                               4,575                   802
                                                   --------------        --------------
Net income                                         $     8,498           $     1,365
                                                   ==============        ==============
Shares used to calculate basic net
   income per share                                     13,132                12,294
                                                   ==============        ==============
Basic net income per share                         $      0.65           $      0.11
                                                   ==============        ==============
Shares used to calculate diluted net
   income per share                                     14,651                12,940
                                                   ==============        ==============
Diluted net income per share                       $      0.58           $      0.11
                                                   ==============        ==============